EXHIBIT 99.1

RLH Corporation Reports Second Quarter 2017 Results

DENVER, Aug. 03, 2017 (GLOBE NEWSWIRE) -- Red Lion Hotels Corporation (“RLH Corporation” or the “Company”) (NYSE:RLH), a growing hospitality company doing business as RLH Corporation that operates and franchises upscale, midscale and economy hotels, today reported second quarter 2017 results.

Second Quarter 2017 Highlights

  GAAP net loss of $(0.1) million compared to net income of $0.2 million in the second quarter of 2016
  Adjusted EBITDA increased 10% to $7.1 million from $6.4 million in the second quarter of 2016
  Adjusted net income of $0.3 million compared to Adjusted net income of $0.9 million in 2016; Adjusted net income per diluted share of $0.01 compared to Adjusted net income per diluted share of $0.04 in the second quarter of 2016.
  The 2017 quarter-over-quarter financial results were impacted by the strong performance of the Entertainment Division in 2016, which successfully presented the Book of Mormon providing $0.8 million in Adjusted EBITDA
  Achieved system-wide comparable RevPAR growth of 1.7%
  Increased franchise segment revenues to $12.4 million in the second quarter of 2017 compared to $10.9 million in the first quarter of 2017 and compared to $4.1 million in the second quarter of 2016.  The significant growth in franchise revenue in the second quarter of 2017 reflected the impact of the brand acquisitions in 2016 in combination with new franchise agreements.
  The Franchise segment profit margin was 28.6% in the second quarter of 2017 compared to 16.1% in the second quarter of 2016.  The second quarter of 2017 Franchise segment margin represented an improvement of 680 basis points versus the first quarter of 2017 demonstrating the superior operating margins of the Franchise segment compared to the Company Operated hotel segment.  It remains the Company’s intent to emphasize the dynamic growth of the Franchise business.
  Executed 44 franchise agreements in the second quarter of 2017 and 78 franchise agreements year to date as compared to the initial 2017 full year guidance of 90 to 120 agreements.  The Company opened eight new franchised hotels in the second quarter and 29 hotels year to date in 2017.  New franchise contract growth represents the primary near term contributor to the Company’s revenue and earnings growth.  As a result of the Franchise Development Team’s efforts, the Company is increasing its guidance to 100 to 120 new franchise agreements.

“Our team is focused on revenue and profitability improvements in our Franchise segment as a primary driver of our growth strategy.  This focus is producing a significant improvement in our profit margins with consolidated divisional profit margin increasing by 350 basis points in the second quarter of 2017,” stated Greg T. Mount, RLH Corporation President and Chief Executive Officer.  “In less than six months we have now installed RevPAK in all new system hotels two months ahead of schedule.  We have provided our hotel owners with enhanced demand channels to help provide a superior return on invested capital.   We believe our new focus on the high margin and lower capital intensive nature of the franchise business is creating value for our shareholders.”

Second Quarter 2017 Results

Financial Results

The consolidated GAAP net loss for the second quarter of 2017 was $(0.1) million compared to net income in the prior period of $0.2 million.  Net loss per diluted share for the quarter was break even compared to net income per diluted share of $0.01 for the comparable period of 2016.

For the quarter ended June 30, 2017, Adjusted net income after special items was $0.3 million and $0.01 on a per share basis compared to $0.9 million and $0.04 per share for the prior year period.

Total revenue increased by 8% to $48.5 million from $45.0 million in 2016.  Franchise revenue in the quarter increased to $12.4 million from $4.1 million in the prior year as the result of the increase in hotel units to over 1,100 from 114 one year ago.  Franchise divisional profit increased from $0.7 million in 2016 to $3.6 million, representing half of total Adjusted EBITDA.

Revenues from the Hotels segment were $33.3 million in the second quarter of 2017 compared to $33.8 million in the prior period.  Hotels divisional profit was $8.6 million in 2017 compared to $8.1 million in the prior year period.

Entertainment revenue declined from $7.0 million in 2016 to $2.7 million this year, representing the strong results from Book of Mormon shows in the prior year.

Adjusted EBITDA for the second quarter of 2017 increased to $7.1 million from $6.4 million in 2016.

For the most recent four quarters through June 30, 2017, we have reported total Adjusted EBITDA of $22.3 million.  This total includes 100% of the consolidated results of the Company.  The Company’s joint venture partners’ pro rata share of this total is $6.8 million, and RLH Corporation’s pro rata share is $15.5 million.

Balance Sheet and Liquidity

At June 30, 2017, the Company had $32.2 million in cash and cash equivalents and $12.9 million in restricted cash, representing cash available for future debt service payments pursuant to the joint venture property loan agreements.  As of June 30, 2017, the Company has net outstanding debt of $111.1 million, all of which is borrowed by the Company’s joint venture entities. RLH Corporation’s pro rata share of the debt is $63.4 million.

2017 Outlook

Based on the strong financial results year to date and the current outlook for the Company’s markets, RLH Corporation confirms its guidance ranges as follows:

  Capital expenditures in the range of $11 million to $13 million
  Full year System-wide RevPAR growth of 1% to 3%

RLH Corporation is updating its guidance ranges, as follows:

  Adjusted EBITDA of $22 million to $23 million
  Executed franchise license agreements of 100 to 120

The Company expects to issue up to 414,000 shares of common stock subsequent to September 30, 2017, in satisfaction of its earn-out payment obligations in the 2016 acquisition agreement.  These shares along with up to an additional 276,000 shares expected to be issued after September 30, 2018, are included in the diluted share count for the six months ended June 30, 2017.  Refer to the Company’s 2016 Form 10-K, filed March 31, 2017, for a detailed description of the contingent consideration agreement.

Additionally, the Company anticipates maintaining a full valuation allowance against its income tax assets through at least 2018, and therefore ongoing cash income tax expense in 2017 will remain minimal.  The Company expects tax expense of $0.7 to $0.8 million in 2017, the vast majority of which is deferred and will not result in cash tax payments, and the expense is expected to be flat quarter to quarter.

Change in Principal Executive Offices

The Company is moving its headquarters and principal executive office to 1550 Market St. #500, Denver, Colorado, effective August 3, 2017.  As a growing hospitality company with a hotel network that extends throughout the United States and Canada, the Company's management believes having the headquarters in Denver will allow RLH Corporation to be more accessible to its franchisees, partners, vendors and employees. The Company will maintain regional offices in Spokane, Washington and Coral Springs, Florida.

Conference Call Information

RLH Corporation will conduct a conference call on Thursday, August 3rd at 5:00p.m. Eastern Time, to discuss the results for interested investors, analyst and portfolio managers. Hosting the call will be RLH Corporation President & Chief Executive Officer, Greg T. Mount, and Chief Financial Officer, Doug Ludwig.

To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (877) 407-8289. International callers should dial (201) 689-8341.

This conference call will also be webcast live on www.rlhco.com in the Investor Relations section of the website.  To listen to the live call, please go to the RLH Corporation website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software.  For those unable to participate during the live broadcast, a replay will be available at approximately 8:00p.m. Eastern Time on August 3, 2017 through August 17, 2017, at (877) 660-6853 or (International) (201) 612-7415, using access code 13665266. The replay will also be available shortly after the call on the Company’s website.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focused on the franchising, management and ownership of upscale, midscale and economy hotels.  We focus on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company's annual report on Form 10-K for the year ended December 31, 2016, and in other documents filed by the Company with the Securities and Exchange Commission.

RED LION HOTELS CORPORATION
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes and share data)

	Three Months Ended June 30,
	2017	2016	$ Change	% Change
Revenue:
Company operated hotels	$32,274	$32,209	$65	0.2%
Other revenues from managed properties	1,067	1,580	(513)	(32.5)
Franchised hotels	12,427	4,131	8,296	200.8
Entertainment	2,702	7,047	(4,345)	(61.7)
Other	61	12	49	408.3
Total revenues	48,531	44,979	3,552	7.9
Operating expenses:
Company operated hotels	23,688	24,072	(384)	(1.6)
Other costs from managed properties	1,067	1,580	(513)	(32.5)
Franchised hotels	8,870	3,464	5,406	156.1
Entertainment	2,733	6,140	(3,407)	(55.5)
Other	3	9	(6)	(66.7)
Depreciation and amortization	4,596	4,037	559	13.8
Hotel facility and land lease	1,202	1,185	17	1.4
Gain on asset dispositions, net	(98)	(512)	(414)	(80.9)
General and administrative expenses	4,049	2,695	1,354	50.2
Acquisition and integration costs	186	240	(54)	(22.5)
Total operating expenses	46,296	42,910	3,386	7.9
Operating income	2,235	2,069	166	8.0
Other income (expense):
Interest expense	(2,037)	(1,487)	(550)	(37.0)
Other income, net	49	74	(25)	(33.8)
Total other income (expense)	(1,988)	(1,413)	(575)	(40.7)
Income from operations before taxes	247	656	(409)	(62.3)
Income tax expense	172	34	138	405.9
Net income	75	622	(547)	(87.9)
Net (income) loss attributable to noncontrolling interest	(141)	(459)	318	69.3
Net income (loss) attributable to Red Lion Hotels Corporation	$(66)	$163	$(229)	(140.5)%

Earnings (loss) per share - basic	$—	$0.01
Earnings (loss) per share - diluted	$—	$0.01

Weighted average shares - basic	23,548	20,155
Weighted average shares - diluted	23,548	20,649

Non-GAAP Financial Measures(1)
EBITDA	$6,880	$6,180	$700	11.3%
Adjusted EBITDA	$7,069	$6,423	$646	10.1%
Adjusted net income (loss)	$264	$865	$(601)	(69.5)%

(1) The definitions of "EBITDA", "Adjusted EBITDA" and "Adjusted net income (loss)" and how those measures relate to net income (loss) are discussed further in this release under Reconciliation of Non-GAAP Financial Measures and Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss).

RED LION HOTELS CORPORATION
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes and share data)

	Six Months Ended June 30,
	2017	2016	$ Change	% Change
Revenue:
Company operated hotels	$56,970	$56,358	$612	1.1%
Other revenues from managed properties	1,993	2,766	(773)	(27.9)
Franchised hotels	23,331	7,427	15,904	214.1
Entertainment	6,081	11,078	(4,997)	(45.1)
Other	116	25	91	364.0
Total revenues	88,491	77,654	10,837	14.0
Operating expenses:
Company operated hotels	45,166	45,672	(506)	(1.1)
Other costs from managed properties	1,993	2,766	(773)	(27.9)
Franchised hotels	17,402	6,820	10,582	155.2
Entertainment	5,817	9,577	(3,760)	(39.3)
Other	7	21	(14)	(66.7)
Depreciation and amortization	9,139	7,540	1,599	21.2
Hotel facility and land lease	2,403	2,346	57	2.4
Gain on asset dispositions, net	(217)	(629)	(412)	(65.5)
General and administrative expenses	7,708	5,751	1,957	34.0
Acquisition and integration costs	11	240	(229)	(95.4)
Total operating expenses	89,429	80,104	9,325	11.6
Operating loss	(938)	(2,450)	1,512	61.7
Other income (expense):
Interest expense	(3,995)	(2,948)	(1,047)	(35.5)
Other income, net	224	292	(68)	(23.3)
Total other income (expense)	(3,771)	(2,656)	(1,115)	(42.0)
Loss from operations before taxes	(4,709)	(5,106)	397	7.8
Income tax expense	339	92	247	268.5
Net loss	(5,048)	(5,198)	150	2.9
Net (income) loss attributable to noncontrolling interest	1,378	562	816	145.2
Net loss attributable to Red Lion Hotels Corporation	$(3,670)	$(4,636)	$966	20.8%

Earnings (loss) per share - basic	$(0.16)	$(0.23)
Earnings (loss) per share - diluted	$(0.17)	$(0.23)

Weighted average shares - basic	23,509	20,121
Weighted average shares - diluted	24,199	20,121

Non-GAAP Financial Measures(1)
EBITDA	$8,425	$5,382	$3,043	56.5%
Adjusted EBITDA	$8,536	$5,753	$2,783	48.4%
Adjusted net income (loss)	$(4,937)	$(4,827)	$(110)	(2.3)%

(1) The definitions of "EBITDA", "Adjusted EBITDA" and "Adjusted net income (loss)" and how those measures relate to net income (loss) are discussed further in this release under Reconciliation of Non-GAAP Financial Measures and Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss).

RED LION HOTELS CORPORATION
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$32,198	$38,072
Restricted cash	12,940	9,537
Accounts receivable, net	14,933	10,852
Accounts receivable from related parties	1,575	1,865
Notes receivable, net	1,600	1,295
Inventories	663	647
Prepaid expenses and other	4,482	4,491
Total current assets	68,391	66,759
Property and equipment, net	206,267	210,732
Goodwill	12,566	12,566
Intangible assets	51,823	52,854
Other assets, net	2,153	1,624
Total assets	$341,200	$344,535
LIABILITIES
Current liabilities:
Accounts payable	$6,529	$8,682
Accrued payroll and related benefits	6,352	4,800
Other accrued entertainment liabilities	9,215	11,334
Other accrued liabilities	5,557	4,336
Long-term debt, due within one year	15,030	1,469
Contingent consideration for acquisition due to related party, due within one year	6,785	6,768
Total current liabilities	49,468	37,389
Long-term debt, due after one year, net of debt issuance costs	96,027	106,862
Contingent consideration for acquisition due to related party, due after one year	4,443	4,432
Deferred income and other long term liabilities	1,891	2,293
Deferred income taxes	5,980	5,716
Total liabilities	157,809	156,692
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Red Lion Hotels Corporation stockholders' equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 23,564,176 and 23,434,480 shares issued and outstanding	235	234
Additional paid-in capital, common stock	172,350	171,089
Accumulated deficit	(19,657)	(15,987)
Total Red Lion Hotels Corporation stockholders' equity	152,928	155,336
Noncontrolling interest	30,463	32,507
Total stockholders’ equity	183,391	187,843
Total liabilities and stockholders’ equity	$341,200	$344,535

RED LION HOTELS CORPORATION
Consolidated Statements of Cash Flows
(unaudited)
($ in thousands)

	Six Months Ended June 30,
	2017	2016
Operating activities:
Net loss	$(5,048)	$(5,198)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,139	7,540
Amortization of debt issuance costs	596	593
Gain on disposition of property, equipment and other assets, net	(217)	(629)
Deferred income taxes	264	68
Equity in investments	—	(171)
Stock based compensation expense	1,494	1,268
Provision for doubtful accounts	108	175
Fair value adjustments to contingent consideration	28	—
Change in current assets and liabilities:
Accounts receivable	(3,953)	(2,470)
Notes receivable	(32)	(45)
Inventories	(48)	63
Prepaid expenses and other	(469)	(717)
Accounts payable	(470)	3,308
Other accrued liabilities	515	(914)
Net cash provided by operating activities	1,907	2,871
Investing activities:
Capital expenditures	(5,417)	(19,638)
Proceeds from disposition of property and equipment	21	395
Collection of notes receivable related to property sales	200	52
Advances on notes receivable	(419)	(328)
Proceeds from sales of short-term investments	—	5,390
Other, net	—	78
Net cash used in investing activities	(5,615)	(14,051)
Financing activities:
Borrowings on long-term debt	2,794	12,325
Repayment of long-term debt	(630)	—
Debt issuance costs	(29)	(67)
Proceeds from sale of interests in joint ventures	—	3,194
Distributions to noncontrolling interest	(666)	(1,797)
Stock-based compensation awards cancelled to settle employee tax withholding	(292)	(271)
Other, net	60	68
Net cash provided by financing activities	1,237	13,452

Change in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	(2,471)	2,272
Cash, cash equivalents and restricted cash at beginning of period	47,609	35,202
Cash, cash equivalents and restricted cash at end of period	$45,138	$37,474

RED LION HOTELS CORPORATION
Additional Hotel Statistics
(unaudited)

	Company Operated		Franchised		Total Systemwide
	Hotels	Total Available Rooms	Hotels	Total Available Rooms	Hotels	Total Available Rooms
Beginning quantity, January 1, 2017	20	4,200	1,117	68,900	1,137	73,100
Newly opened properties	—	—	29	1,800	29	1,800
Terminated properties	—	—	(56)	(3,800)	(56)	(3,800)
Ending quantity, June 30, 2017	20	4,200	1,090	66,900	1,110	71,100

Executed franchise license agreements, six months ended June 30, 2017:
New franchises	—	—	36	2,300	36	2,300
Renewals / changes of ownership	—	—	42	2,800	42	2,800
Total executed franchise license agreements, six months ended June 30, 2017	—	—	78	5,100	78	5,100

Comparable Hotel Statistics(1)
	For the Three Months Ended June 30,
	2017				2016
	Average Occupancy (2)		ADR (3)	RevPAR (4)	Average Occupancy (2)	ADR (3)	RevPAR (4)
Systemwide	65.3%		$92.03	$60.09	66.3%	$89.19	$59.11

Change from prior comparative period:	Average Occupancy (2)		ADR (3)	RevPAR (4)
Systemwide	(100.0)	bps	3.2%	1.7%

	For the Six Months Ended June 30,
	2017				2016
	Average Occupancy (2)		ADR (3)	RevPAR (4)	Average Occupancy (2)	ADR (3)	RevPAR (4)
Systemwide	59.8%		$88.17	$52.68	60.7%	$85.17	$51.67

Change from prior comparative period:	Average Occupancy (2)		ADR (3)	RevPAR (4)
Systemwide	(90.0)	bps	3.5%	2.0%

(1) Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as hotels that were in the system for at least one full calendar year as of the beginning of the current year under materially similar operations.
(2) Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.
(3) Average daily rate (ADR) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4) Revenue per available room (RevPAR) represents total room and related revenues divided by total available rooms.

RED LION HOTELS CORPORATION
Comparable Operations and Data From Operations
(unaudited)
($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that were operated by the Company for at least one full calendar year as of the beginning of the current year other than hotels for which comparable results were not available. Comparable results excludes two hotels, one of which was sold and one which was closed in the fourth quarter of 2016. In addition, one owned property and one managed property were opened during the second quarter of 2016 and are excluded as these properties had not been open at least one year as of the beginning of the current year.

RLH Corporation utilizes these comparable measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. The Company believes the comparable measures are a complement to reported operating results. Comparable operating results are not intended to represent reported operating results defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Company operated hotel revenue	$32,274	$32,209	$56,970	$56,358
less: revenue from sold and closed hotels	—	(880)	—	(1,453)
less: revenue from hotels without comparable results	(1,190)	(567)	(2,221)	(607)
Comparable company operated hotel revenue	$31,084	$30,762	$54,749	$54,298

Company operated hotel operating expenses	$23,688	$24,072	$45,166	$45,672
less: operating expenses from sold and closed hotels	—	(570)	—	(1,067)
less: operating expenses from hotels without comparable results	(1,080)	(1,150)	(2,037)	(1,618)
Comparable company operated hotel operating expenses	$22,608	$22,352	$43,129	$42,987

Company operated hotel direct operating profit	$8,586	$8,137	$11,804	$10,686
less: operating profit from sold and closed hotels	—	(310)	—	(386)
less: operating profit from hotels without comparable results	(110)	583	(184)	1,011
Comparable company operated hotel direct profit	$8,476	$8,410	$11,620	$11,311
Comparable company operated hotel direct margin %	27.3%	27.3%	21.2%	20.8%

RED LION HOTELS CORPORATION
Reconciliation of Non-GAAP Financial Measures
(unaudited)
($ in thousands)

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. The Company believes it is a useful financial performance measure due to the significance of the long-lived assets and level of indebtedness.

Adjusted EBITDA and Adjusted net income (loss) are additional measures of financial performance. The Company believes that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.

EBITDA, Adjusted EBITDA and Adjusted net income (loss) are commonly used measures of performance in the industry. RLH Corporation utilizes these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. The Company believes they are a complement to reported operating results. EBITDA, Adjusted EBITDA and Adjusted net income (loss) are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in the industry may calculate EBITDA and, in particular, Adjusted EBITDA and Adjusted net income (loss) differently than the Company does or may not calculate them at all, limiting the usefulness of EBITDA, Adjusted EBITDA and Adjusted net income (loss) as comparative measures.

The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$75	$622	$(5,048)	$(5,198)
Depreciation and amortization	4,596	4,037	9,139	7,540
Interest expense	2,037	1,487	3,995	2,948
Income tax expense (benefit)	172	34	339	92
EBITDA	6,880	6,180	8,425	5,382
Acquisition and integration costs (1)	186	240	11	240
Employee separation and transition costs (2)	3	396	100	396
Reserve for environmental cleanup (3)	—	—	—	128
Gain on asset dispositions (4)	—	(393)	—	(393)
Adjusted EBITDA	7,069	6,423	8,536	5,753
Adjusted EBITDA attributable to noncontrolling interests	(2,296)	(2,300)	(2,968)	(2,982)
Adjusted EBITDA attributable to Red Lion Hotels Corporation	$4,773	$4,123	$5,568	$2,771

(1) On September 30, 2016 RLH Corporation acquired Vantage. Net expenses associated with the acquisition and changes in the fair value of contingent consideration are included within Acquisition and integration costs on the Consolidated Statements of Operations.
(2) During the second quarter of 2016, RLH Corporation recorded separation costs of a former Executive Vice President and Chief Financial Officer and other legal and consulting services associated with the CFO transition. The costs recorded for the three and six months ended June 30, 2017 consisted of legal and consulting services associated with the CFO transition.
(3) In the first quarter of 2016, a reserve was recorded for environmental cleanup at one of the hotel properties.
(4) In the second quarter of 2016, RLH Corporation recorded a gain on sale of intellectual property, net of brokerage fees, of $0.4 million, included within Gain on asset dispositions, net on the Consolidated Statements of Operations.

RED LION HOTELS CORPORATION
Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)
(unaudited)
($ in thousands)

The following is a reconciliation of adjusted net income (loss) to net income (loss) for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$75	$622	$(5,048)	$(5,198)
Acquisition and integration costs (1)	186	240	11	240
Employee separation and transition costs (2)	3	396	100	396
Reserve for environmental cleanup (3)	—	—	—	128
Gain on asset dispositions (4)	—	(393)	—	(393)
Adjusted net income (loss)	$264	$865	$(4,937)	$(4,827)

Adjusted net income (loss) per share	$0.01	$0.04	$(0.20)	$(0.24)
Weighted average shares - basic	23,548	20,155	23,509	20,121
Weighted average shares - diluted (5)	24,618	20,649	24,199	20,121

(1) On September 30, 2016 RLH Corporation acquired Vantage. Net expenses associated with the acquisition and changes in the fair value of contingent consideration are included within Acquisition and integration costs on the Consolidated Statements of Operations.
(2) During the second quarter of 2016, RLH Corporation recorded separation costs of a former Executive Vice President and Chief Financial Officer and other legal and consulting services associated with the CFO transition. The costs recorded for the three and six months ended June 30, 2017 consisted of legal and consulting services associated with the CFO transition.
(3) In the first quarter of 2016, a reserve was recorded for environmental cleanup at one of the hotel properties.
(4) In the second quarter of 2016, RLH Corporation recorded a gain on sale of intellectual property, net of brokerage fees, of $0.4 million, included within Gain on asset dispositions, net on the Consolidated Statements of Operations.
(5) For Adjusted net income (loss) per share for the six months ended June 30, 2017, weighted average diluted shares was equal to weighted average basic shares due to the Adjusted net loss incurred for the period. Because Acquisition and integration costs (which includes the share component of the change in fair value of the Vantage contingent consideration) was added back to calculate Adjusted net income (loss) for the period, the 690,000 shares associated with the Vantage contingent consideration would be antidilutive and are therefore excluded from weighted average diluted shares.

Investor Relations Contact

Amy Koch
O: 509-777-6417
C: 917-579-5012
Email: investorrelations@rlhco.com